EXHIBIT 99.2

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Timothy Engel
Russo Partners	Russo Partners
212-845-4271	212-845-4242
David.Schull@russopartnersllc.com	Timothy.Engel@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

          Alfacell Announces Retirement of Chief Executive Officer

SOMERSET, N.J., April 28, 2008 – Alfacell Corporation (NASDAQ: ACEL) today announced that Kuslima Shogen, the company’s chief executive officer and scientific founder, will retire from the company on or before March 31, 2009. The company also announced that the royalty agreement between Ms. Shogen and Alfacell has been terminated.

The termination of the royalty agreement between Alfacell and Ms. Shogen could reduce payments from the Company to Ms. Shogen by an estimated $20 million over the next 10 years, if the company’s lead compound, ONCONASE®, is granted marketing approval by the U.S. Food and Drug Administration (FDA).

Under the terms of the retirement agreement between the company and Ms. Shogen, Ms. Shogen will continue to receive her current salary for a period of two years after she steps down as chief executive officer. In exchange for the termination of the royalty agreement, Ms. Shogen will receive a cash bonus, an additional cash bonus upon receiving marketing approval by the FDA of ONCONASE for the treatment of malignant mesothelioma, a significant stock option grant that vests upon such FDA approval of ONCONASE, cash payments for the first two years following approval of ONCONASE, and cash payments from Alfacell in the event aggregate annual net sales of ONCONASE exceed $100 million.

“Tina’s contributions to Alfacell and the science behind ONCONASE have been immeasurable,” said David Sidransky, M.D., Alfacell’s chairman. “Her dedication and commitment are unmatched and I know that I speak for everyone at Alfacell in offering congratulations as she moves on to a well-earned retirement.”

In addition to the retirement of Ms. Shogen, the company announced that Lawrence A. Kenyon has been named president. Mr. Kenyon joined Alfacell in January 2007 as executive vice president, chief financial officer and corporate secretary. He was promoted to chief operating officer and elected to the board of directors in November 2007. The change in responsibilities is consistent with the efforts of the board of directors to develop a succession plan that allows for a smooth leadership transition upon the potential marketing approval of ONCONASE.

“It is a comfort for me to entrust the further development and potential commercialization of our exciting pipeline to Mr. Kenyon,” said Ms. Shogen. “It has been a privilege to be part of Alfacell where I have experienced the rare opportunity to make an important scientific contribution and achieve the realization of my life’s work.”

“Our focus has begun to shift towards the necessary steps to grow Alfacell and maximize value for our shareholders,” added Mr. Kenyon. “The termination of the royalty agreement will allow us to enhance our ability to increase investment in our promising technology platform. We are excited about the future of Alfacell, and I would like to congratulate Tina and commend her for the sound scientific foundation she has built for us.”

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to a Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in the outcome of the company’s ongoing Phase IIIb clinical trial for its lead product, the company's ability to secure necessary approvals from regulatory agencies, uncertainties involving the ability of the company to finance research and development activities and its ongoing operations, potential challenges to or violations of patents, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.